EXHIBIT 99

JOINT FILER INFORMATION
Title of Security:	Common Stock

Issuer and Ticker Symbol	The Nautilus Group, Inc. (NLS)

Designated Filer	Endowment Capital Group, LLC

Other Joint Filers	Endowment Capital, L.P.
Long Drive, L.P.
Endowment Capital Group, LP
Philip Timon

Addresses:	The principal business office address of each of the Joint Filers above is 1105 North Market Street, 15th Floor, Wilmington, DE 19801.

Signatures:	ENDOWMENT CAPITAL, L.P.

	By:	Endowment Capital Group, LLC, as General Partner

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

LONG DRIVE, L.P.

	By:	Endowment Capital Group, LLC, as General Partner

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

ENDOWMENT CAPITAL GROUP, LP

	By:	Endowment Capital Management, LLC, as General Partner

	By:	/s/ Philip Timon
	Name:	Philip Timon
	Title:	Managing Member

PHILIP TIMON

/s/ Philip Timon